Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between James P. Lynch (“Employee”) and San Jose Water Company (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee separated from employment with the Company effective November 3, 2022 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Parties may have against each other and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Consideration. As consideration for this Agreement, as long as Employee does not revoke the Agreement, the Company agrees to pay or provide the following to Employee:

a.

A lump sum payment of Five Hundred Eleven Thousand Nine Hundred and Ten dollars and Zero cents ($511,910.00). This payment is in full satisfaction of the severance payment due under Employee’s offer letter dated September 22, 2010.

b.

A lump sum payment of Eighteen Thousand Seven Hundred and Twenty-Five dollars and Zero cents ($18,725.00), which is equivalent to the cost of COBRA coverage through July 2023 at the same level of coverage and under the same plan that Employee was enrolled in at the Separation Date.

c.

Transfer of title to the Company vehicle that Employee was allocated before the Separation Date, at no cost, except that all taxes and other fees related to the transfer and all expenses related to future service and upkeep of the vehicle will be borne by Employee.

The cash payments under Paragraphs 1a and 1b and the value of the Company vehicle under Section 1c (using for this purpose the Kelley Blue Book value of the vehicle) will be reported on an IRS Form W-2 and will be subject to withholding of all applicable taxes and withholdings which will be deducted from the respective payments provided that the taxes and withholdings with respect to the Company vehicle will be deducted from the cash severance payment under Paragraph 1a. The cash payments (net of all withholdings) will be made on December 28, 2022 and title and vehicle will be transferred to Employee as soon as practicable following the Effective Date, as defined herein.

2. Benefits. Employee’s health insurance benefits as an active employee ceased on the last day of November 2022, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation as an active employee in all benefits and incidents of employment, including but not limited to accrual of bonuses, vacation and paid time off ceased as of the Separation Date. Employee’s payroll deductions to the SJW Employee Stock Purchase Plan (the “ESPP”) also ceased as of the Separation Date and any payroll deductions contributed to the ESPP that had not yet been used to purchase shares were refunded in accordance with the terms of the ESPP.

3. Equity Awards. Employee was previously granted time-based and performance-based restricted stock unit awards under the SJW Group Long Term Incentive Plan. The awards that remained outstanding as of the Separation Date are set forth on attached Schedule I. Employee ceased vesting in each outstanding Time-Based Restricted Stock Unit Award (designated on Schedule I) upon the Separation Date in accordance with the agreement evidencing the award and the restricted stock units that were unvested under each such award were forfeited on the Separation Date. Employee shall vest in each Performance-Based Restricted Stock Unit Award (designated on Schedule I) pro-rata based on the number of days of service during the performance period (as set forth on Schedule I) and the actual level of attainment of the applicable performance criteria. The vesting, settlement and other terms of the performance-Based Restricted Stock Unit Awards shall be governed by the respective agreements evidencing the Awards.

4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than (a) payment of vested amounts payable under the Company’s qualified retirement plans, the Company’s Cash Balance Executive Supplemental Retirement Plan and the Special Deferral Election Plan, which amounts will be paid in accordance with the terms of those plans, (b) the consideration set forth in this Agreement and (c) the vesting of the Performance-Based Equity Awards as set forth in Paragraph 3, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, severance, fees, reimbursable expenses, commissions, stock, vesting, and any and all other benefits and compensation due to Employee. Employee further acknowledges and represents that Employee has received any leave to which Employee was entitled or which Employee requested, if any, under applicable federal, state or local leave law, and that Employee did not sustain any workplace injury, during Employee’s employment with the Company.

5. Employee’s Release of Claims. Employee agrees that this shall be deemed a negotiated agreement and that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, SJW Group and all of its subsidiaries, including San Jose Water Company, The Connecticut Water Company, Connecticut Water Service, Inc., The Maine Water Company, and all of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, right to receive, and actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Rights Act; any and all claims under California statutory or common law, including but not limited to claims brought under the California Fair Employment and Housing Act, the Unruh Civil Rights Act, California Business and Professions Code; the California Equal Pay Law, the California Whistleblower Protection Act, the California Family Rights Act, the California Pregnancy Disability Leave Law, California Paid Sick Days, the California WARN law, the California Constitution and any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic. This release shall also include any claims related to any action or inaction associated directly or indirectly with the COVID-19 pandemic to the maximum extent permitted by law;

e. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

f. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

g. any and all claims for attorneys’ fees and costs, other than those listed in this Agreement.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Although this is a general release, it does not apply to: (i) any unemployment insurance claim; (ii) any workers’ compensation insurance benefits to the extent any applicable state law prohibits the direct release of such benefits without judicial or agency approval, with the understanding that such benefits, if any, would only be payable in accordance with the terms of any workers’ compensation coverage or fund of the Company; (iii) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (iv) any benefit entitlements vested as of Employee’s last day of employment, pursuant to written terms of any applicable employee benefit plan sponsored by the Company; (v) any claims that cannot be waived as a matter of law; or (vi) claims that arise after Employee signs this Agreement. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement and that the 21-day review period will not be affected or extended by any revisions (whether material or immaterial) that might be made to this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

7. Waiver of Unknown Claims. Employee understands and agrees that the claims released in Paragraph 4 above include not only claims presently known to Employee, but also include all unknown or unanticipated claims, complaints, rights, suits and actions of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 4. Employee understands that Employee may hereafter discover facts different from what Employee now believes to be true, which if known, could have materially affected this Agreement, but Employee nevertheless waives any claims or rights based on different or additional facts. Employee knowingly and voluntarily waives any and all rights or benefits that Employee may now have, or in the future may have against the Company.

By signing below, Employee expressly waive any benefits of Section 1542 of the Civil Code of the State of California (or analogous statute(s) from any other state) which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

8. No Pending or Future Lawsuits. The Parties represent that they have no lawsuits, claims, or actions pending in their names, or on behalf of any other person or entity, against the other Party or their respective Releasees. The Parties also represent that they do not intend to bring any claims on their behalf or on behalf of any other person or entity against the other Party or any of their respective Releasees. Notwithstanding, nothing herein prevents any actions or disclosures expressly acknowledges that Employee is not aware of any claims that Employee believes to be potential violations of the Fair Labor Standards Act, the Occupational Safety and Health Act, and the Sarbanes- Oxley Act.

9. DTSA Notice. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended in any way to limit such statutory rights.

10. Permitted Disclosures and Actions. This Agreement does not prohibit or restrict Employee, the Company, or the other Releasees from: (i) disclosing information regarding unlawful acts in the workplace, including, but not limited to, sexual harassment; (ii) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; (iii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (iv) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation; or (v) as required by law. Employee is, however, waiving any right to recover money in connection with any agency charge or agency or judicial decision, including class or collective action rulings, other than bounty money properly awarded by the SEC.

11. Non-Disparagement. Except to the extent allowed under this Agreement, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall always convey all of the following two things and only the following two things: (1) Employee’s dates of employment; and (2) his last title. Nothing in this Agreement shall deny Employee the right to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful

12. Breach. The Parties acknowledge and agree that any material breach of this Agreement shall entitle the other Party immediately to recover and/or cease providing the consideration provided to the other Party and/or his/its respective Releasees under this Agreement. The breaching Party shall also be responsible to the other Party for all costs, attorneys’ fees, and any and all damages incurred by the other Party in (a) enforcing the breaching Party’s obligations under this Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by any Party in violation of the terms of this Agreement.

13. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

14. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, CALIFORNIA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH APPLICABLE CALIFORNIA LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. EMPLOYEE WILL PAY ONLY $350 IN ARBITRATION COSTS AND EXPENSES, REGARDLESS OF WHICH PARTY DEMANDS ARBITRATION. EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT IN SANTA CLARA COUNTY, CALIFORNIA RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

16. Tax Consequences and Withholding. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of applicable federal, state and/or local taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon arising from his illegal act or omission. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or Employee’s delayed payment of, federal, state and/or local taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. All payments and benefits made, or provided, by the Company to Employee (or the Employee’s dependents, beneficiaries or estate) pursuant to this Agreement will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law or written agreement.

17. Section 409A. The payments and benefits set forth in this Agreement are intended to comply with the “short-term deferral” exception to the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). If it is determined that Section 409A applies to any payment or benefit under this Agreement, such payment or benefit shall be administered in accordance with Section 409A, including that (a) in no event may Employee, directly or indirectly, designate the calendar year of a payment and if a payment that is subject to execution of this Agreement could be made in more than one taxable year, payment will be made in the later taxable year, (b) such amounts will only be paid in a manner and upon an event permitted by Section 409A (including the six month delay for payments made to “specified employees” (as defined in accordance with Section 409A) upon termination of employment, if applicable), (c) any amount that is payable upon termination of employment may only be made upon a “separation from service” under Section 409A, and (d) the right to a series of installment payments shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. Employee will be solely responsible for any tax imposed under Section 409A and in no event will the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement be for expenses incurred during the period specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (c) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including Employee’s offer letter dated September 22, 2010.

23. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

24. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

25. Effective Date. Employee has seven (7) days after he signs this Agreement to revoke it. This Agreement becomes effective on the eighth (8th) day after Employee signs this Agreement, so long as he has not revoked it before that date (the “Effective Date”).

26. Expiration of Agreement. This Agreement is executable until December 20, 2022 (the “Expiration Date”). This Agreement is null and void if the Company has not received a copy of the Agreement executed by the Employee on or before the Expiration Date.

27. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: December 20, 2022	/s/ James P. Lynch
James P. Lynch

Dated: December 20, 2022	San Jose Water Company

	By:	/s/ Stephanie Orosco
Stephanie Orosco
Chief Human Resources Officer